Exhibit 5.1

Kristine C. Syrvalin

Executive Vice President, General Counsel and Secretary

January 5, 2021

TimkenSteel Corporation

1835 Dueber Avenue SW

Canton, Ohio 44706

Re:	Registration Statement on Form S-8 Filed by TimkenSteel Corporation

Ladies and Gentlemen:

I am the Executive Vice President, General Counsel and Secretary of TimkenSteel Corporation, an Ohio corporation (the “Company”), and have acted as counsel for the Company in connection with the Time-Based Restricted Share Unit Inducement Award Agreement and the Performance-Based Restricted Share Unit Inducement Award Agreement entered into by and between Mr. Michael S. Williams, the President and Chief Executive Officer of the Company, and the Company on January 5, 2021 (the “Agreements”). In my capacity as counsel for the Company, I have (or a member of my staff has) examined such documents, records and matters of law as I have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, I am of the opinion that the 1,058,500 common shares (the “Shares”), without par value per share, of the Company that may be issued or delivered and sold pursuant to the Agreements will be, when issued or delivered and sold in accordance with the Agreements, validly issued, fully paid and nonassessable.

The opinion expressed herein is limited to the laws of the State of Ohio, as currently in effect, and I express no opinion as to the effect of the laws of any other jurisdiction on the opinion expressed herein. In addition, I have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Agreements will be in full force and effect at all times at which the Shares are issued or delivered and sold by the Company, and that the Company will take no action inconsistent with such resolutions. In rendering the opinion above, I have assumed that each award under the Agreements will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect the registration of the Shares under the Securities Act of 1933 (the “Act”). In giving such consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

/s/ Kristine C. Syrvalin
Kristine C. Syrvalin
Executive Vice President, General Counsel and Secretary

TimkenSteel Corporation

1835 Dueber Avenue S.W. (GNE-15), Canton, OH 44706

T   330.471.4710     F   330.471.4041

kristine.syrvalin@timkensteel.com